Exhibit (d)(4)(v)

AMENDMENT NO. 4 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 effective as of September 1, 2017 (“Amendment No. 4”) to the Investment Advisory Agreement dated May 1, 2011, as amended, (“Agreement”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Morgan Stanley Investment Management Inc., a Delaware corporation (“Morgan Stanley” or “Adviser”).

WHEREAS, FMG LLC and the Adviser agree to amend the Agreement to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides with respect to the AXA Global Equity Managed Volatility Portfolio.

NOW THEREFORE, FMG LLC and the Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolios of EQ Advisors Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Michal Levy	By:	/s/ James Upton
	Michal Levy		Name: James Upton
	Senior Vice President and Chief Operating Officer		Title: Managing Director

APPENDIX A

AMENDMENT NO. 4

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolios	Annual Advisory Fee Rate
AXA Global Equity Managed Volatility Portfolio*	0.620% of the Morgan Stanley Allocated Portion’s total average daily net assets.**

AXA/Morgan Stanley Small Cap Growth Portfolio*	0.60% of the Morgan Stanley Allocated Portion’s total average daily net assets.**

*	This Portfolio has been designated a “multi-adviser portfolio” and Morgan Stanley Investment Management Inc. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager (“Morgan Stanley Allocated Portion”).
**	The daily advisory fee for the Morgan Stanley Allocated Portion is calculated by multiplying the aggregate net assets of the Morgan Stanley Allocated Portion at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The Manager will provide the Adviser with information regarding the calculation of the advisory fee for the Morgan Stanley Allocated Portion on a monthly basis.